Exhibit 99.1

SBT Bancorp, Inc. Reports Third Quarter 2017 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--October 26, 2017--SBT Bancorp, Inc. (the “Company”), (OTCQX: SBTB), holding company for The Simsbury Bank & Trust Company, Inc. (the “Bank”), today announced net income of $602 thousand or $0.44 basic and $0.44 diluted earnings per share for the quarter ended September 30, 2017, compared to net income of $431 thousand or $0.32 basic and $0.32 diluted earnings per share for the prior year’s third quarter.

Net interest and dividend income increased $438 thousand, or 13.0%, as compared to the prior year’s third quarter primarily due to growth in the Bank’s commercial loan portfolio. Noninterest income decreased $296 thousand due principally to a decrease in mortgage banking activities income of $204 thousand. Noninterest expenses for the three months ended September 30, 2017 were $3.6 million, a decrease of 2.8% from the prior year’s third quarter.

“We are very pleased to report improved earnings for the third quarter of 2017 resulting principally from increased commercial loan interest and strong expense management,” said Simsbury Bank President & CEO Martin J. Geitz. “Our net income for the quarter ended September 30, 2017 increased over 39% ($171 thousand) compared to the prior year period ended September 30, 2016. Deposit balances for period ended September 30, 2017 increased 8.1% ($35 million) compared to the period ended September 30, 2016. Most of this growth can be attributed to the success of our new West Hartford branch opened in the second quarter of 2016.”

Key highlights for quarter ended September 30, 2017 compared to quarter ended September 30, 2016 included:

  Net income increased $171 thousand, or 39.7%.
  Total revenue, consisting of net interest and dividend income plus noninterest income, increased $142 thousand, or 3.1%.
  Net interest and dividend income increased 13.0% to $3.8 million.
  Provision for loan losses totaled $235 thousand, a decrease of $70 thousand compared to the quarter ended September 30, 2016. The allowance for loan losses at September 30, 2017 was 1.01% of total gross loans.
  Net loans grew $6.2 million, or 1.6%.
  Commercial loan balances increased $31.8 million, or 20.4%, to $187.4 million compared to September 30, 2016.
  Total deposits increased $35.0 million, or 8.1%, to $468 million, driven by increases in savings and NOW deposits of $31.8 million, and time deposits of $4.0 million.

The Company’s allowance for loan losses at September 30, 2017 was 1.01% of total gross loans. The Company had non-accrual loans totaling $1.6 million, or 0.40%, of total loans on September 30, 2017, compared to non-accrual loans totaling $3.1 million, or 0.77%, of total loans a year ago. Total non-accrual and delinquent loans on September 30, 2017 was 0.48% of loans outstanding compared to 0.90% on September 30, 2016.

Total deposits on September 30, 2017 were $468 million, an increase of $35.0 million, or 8.1%, over a year ago. At quarter end, 27% of total deposits were in non-interest bearing demand accounts, 58% were in low-cost savings, money market and NOW accounts and 15% were in time deposits.

For the quarter ended September 30, 2017, total net revenues, consisting of net interest and dividend income plus noninterest income, were $4.7 million compared to $4.6 million for the same period in 2016, an increase of $142 thousand, or 3.1%, above the prior year’s third quarter. Net interest and dividend income increased $438 thousand, or 13.0%, primarily driven by a $516 thousand, or 15%, increase in interest and fees on loans. The increase was partially offset by decreased interest income on securities of $29 thousand. Noninterest income decreased by $296 thousand, or 24.9%, primarily due to a decrease in income from mortgage banking activities of $204 thousand and a decrease in other service charges and fees of $78 thousand.

For the year-to-date ended September 30, 2017, total net revenues, consisting of net interest and dividend income plus noninterest income, were $13.3 million compared to $12.2 million for the same period in 2016, an increase of $1.1 million, or 8.8%, above the prior year-to-date period. Net interest and dividend income increased $1.1 million, or 11.5%, primarily driven by a $1.6 million, or 16.4%, increase in interest and fees on loans. The increase was partially offset by decreased interest income on securities of $119 thousand and increased interest expense of $488 thousand. Noninterest income decreased by $52 thousand, or 2.2%, primarily due to a decrease in other service charges and fees of $97 thousand, and a decrease in gain on sale of available-for-sale securities, net of writedowns, of $95 thousand.

The Company’s year-to-date 2017 taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.03% compared to 2.98% for the comparable 2016 period. The Company’s yield on earning assets increased 15 basis points to 3.47% and the cost of funds increased 13 basis points to 0.61%, primarily driven by the subordinated debt interest and increased FHLB borrowings interest.

Total noninterest expense for the third quarter 2017 was $3.6 million, a decrease of $104 thousand compared to the third quarter of 2016. Total noninterest expense for the year-to-date ended September 30, 2017 was $10.5 million, a decrease of $95 thousand compared to the 2016 year-to-date period.

Capital levels for The Simsbury Bank & Trust Company on September 30, 2017 remain above the regulatory “well-capitalized” designation. Capital ratios are calculated under Basel III rules.

Capital Ratios September 30, 2017 (estimated)
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.18%	5.00%
Tier 1 Risk-Based Capital Ratio	10.61%	8.00%
Total Risk-Based Capital Ratio	11.74%	10.00%
Common Equity Tier 1 Risk-Based Capital Ratio	10.61%	6.50%

Simsbury Bank is an independent, community bank for consumers and businesses based in Connecticut. Simsbury Bank Home Loans is a division of Simsbury Bank serving the home financing needs of consumers throughout Southern New England. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets
September 30, 2017, December 31, 2016 and September 30, 2016

(Dollars in thousands, except for share amounts)

	9/30/2017	12/31/2016	9/30/2016
	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$8,209	$10,976	$12,994
Interest-bearing deposits with Federal Reserve Bank
and Federal Home Loan Bank	27,119	9,786	6,418
Money market mutual funds	24	95	45
Federal funds sold	150	150	100
Cash and cash equivalents	35,502	21,007	19,557

Certificates of deposit	1,250	1,250	1,500

Investments in available-for-sale securities at fair value	54,647	58,728	63,611
Federal Home Loan Bank stock, at cost	861	2,896	1,977

Loans held-for-sale	4,289	2,801	8,238

Loans outstanding	402,893	409,164	396,280
Less allowance for loan losses	4,077	3,753	3,631
Loans, net	398,816	405,411	392,649

Premises and equipment, net	1,948	1,905	1,988
Accrued interest receivable	1,272	1,301	1,232
Bank owned life insurance	9,310	9,130	9,066
Other assets	6,355	5,570	5,120
Total other assets	18,885	17,906	17,406

TOTAL ASSETS	$514,250	$509,999	$504,938

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$127,156	$134,341	$128,000
Savings and NOW deposits	271,384	212,835	239,557
Time deposits	69,088	66,588	65,108
Total deposits	467,628	413,764	432,665

Securities sold under agreements to repurchase	2,862	2,694	3,193
Federal Home Loan Bank advances	2,318	54,058	29,000
Long-term subordinated debt	7,274	7,252	7,245
Other liabilities	2,292	1,944	1,854
Total liabilities	482,374	479,712	473,957

Stockholders' equity:
Common stock, no par value; authorized 2,000,000 shares;
issued and outstanding 1,373,532 shares and 1,373,118 shares, respectively, at
September 30, 2017; 1,372,394 shares and 1,371,980 shares, respectively, at
December 31, 2016, and 1,361,135 shares and 1,360,721 shares, respectively, at September 30, 2016	19,168	19,133	18,887
Retained earnings	13,106	12,017	11,609
Treasury stock, 414 shares	(7)	(7)	(7)
Unearned compensation- restricted stock awards	(192)	(293)	(95)
Accumulated other comprehensive (loss) income	(199)	(563)	587
Total stockholders' equity	31,876	30,287	30,981
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$514,250	$509,999	$504,938

SBT Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for share and per share amounts)

	For the three months ended		For the nine months ended
	9/30/2017	9/30/2016	9/30/2017	9/30/2016

Interest and dividend income:
Interest and fees on loans	$3,949	$3,433	$11,421	$9,814
Investment securities	330	359	1,011	1,130
Federal funds sold and overnight deposits	137	26	196	65
Total interest and dividend income	4,416	3,818	12,628	11,009

Interest expense:
Deposits	415	271	954	619
Repurchase agreements	2	2	5	5
Long-term subordinated debt	137	137	406	379
Federal Home Loan Bank advances	52	36	260	134
Total interest expense	606	446	1,625	1,137

Net interest and dividend income	3,810	3,372	11,003	9,872

Provision for loan losses	235	305	570	606

Net interest and dividend income after
provision for loan losses	3,575	3,067	10,433	9,266

Noninterest income:
Service charges on deposit accounts	86	98	269	278
(Loss) gain on available-for-sale securities, net of writedowns	(1)	23	(2)	93
Other service charges and fees	215	293	636	733
Increase in cash surrender value
of life insurance policies	60	64	180	177
Mortgage banking activities	444	648	982	898
Investment services fees and commissions	69	53	143	133
Other income	21	11	93	41
Total noninterest income	894	1,190	2,301	2,353

Noninterest expense:
Salaries and employee benefits	1,823	1,949	5,263	5,700
Occupancy expense	322	387	1,067	1,147
Equipment expense	145	111	375	317
Advertising and promotions	148	213	453	508
Forms and supplies	27	86	84	160
Professional fees	166	142	564	345
Directors' fees	57	53	168	160
Correspondent charges	74	83	223	228
FDIC assessment	107	70	325	223
Data processing fees	244	219	698	628
Internet banking costs	71	75	161	221
Other expenses	438	338	1,162	1,001
Total noninterest expense	3,622	3,726	10,543	10,638

Income before income taxes	847	531	2,191	981
Income tax provision	245	100	519	93

Net income	$602	$431	$1,672	$888

Net income available to common stockholders	$602	$431	$1,672	$888

Weighted average shares outstanding, basic	1,359,549	1,352,263	1,358,913	1,350,725
Earnings per common share, basic	$0.44	$0.32	$1.23	$0.66

Weighted average shares outstanding, assuming dilution	1,364,293	1,354,362	1,362,349	1,352,887
Earnings per common share, assuming dilution	$0.44	$0.32	$1.23	$0.66

CONTACT:
Simsbury Bank
Richard J. Sudol, 860-651-2057
SVP & CFO
860-408-4679 (fax)
rsudol@simsburybank.com